AMENDMENT NO. 1
DEPOSIT AGREEMENT

by and among
WANDA SPORTS GROUP COMPANY LIMITED
as Issuer,
DEUTSCHE BANK TRUST COMPANY AMERICAS
as Depositary
AND
THE HOLDERS AND BENEFICIAL OWNERS
OF AMERICAN DEPOSITARY SHARES EVIDENCED BY
AMERICAN DEPOSITARY RECEIPTS ISSUED HEREUNDER

Dated as of July 10, 2020

THIS AMENDMENT NO.1 TO THE DEPOSIT AGREEMENT, dated as of July 10, 2020 (hereafter, the “Amendment”) is amending the deposit agreement dated as of July 26, 2019 (the “Deposit Agreement”), and is entered into by and between (i) Wanda Sports Group Company Limited, a company incorporated in Hong Kong, with its principal executive office at 9/F, Tower B, Wanda Plaza, 93 Jianguo Road, Chaoyang District, 100022, Beijing, China, and its registered office at Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (together with its successors, the “Company”), (ii) Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank A.G., acting in its capacity as depositary, with its principal office at 60 Wall Street, New York, NY 10005, United States of America (the “Depositary”, which term shall include any successor depositary hereunder) and (iii) all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued hereunder (all such capitalized terms as hereinafter defined)
W I T N E S S E T H  T H A T:
WHEREAS, pursuant to the Deposit Agreement the Company established an ADR facility with the Depositary to provide for the deposit of Shares and the creation of American Depositary Shares representing the Shares so deposited; and
WHEREAS, it is now envisaged to amend certain provisions of the Deposit Agreement pursuant to the terms of this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS
SECTION 1.1  All capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in the Deposit Agreement.
ARTICLE II.

DESIGNATION OF NEW PROCESS AGENT
SECTION 2.1  On and with effect from the date of this Amendment, the first paragraph of Section 7.6 (Governing Law and Jurisdiction) shall be replaced in its entirety as follows:
“SECTION 7.6  Governing Law and Jurisdiction.  This Deposit Agreement and the Receipts shall be interpreted in accordance with, and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, the laws of the State of New York without reference to the principles of choice of law thereof. Subject to the Depositary's rights under the third paragraph of this Section 7.6, the Company and the Depositary agree that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them that may arise out of or in connection with this Deposit Agreement and, for such purposes, each irrevocably submits to the exclusive jurisdiction of such courts. Notwithstanding the above, the parties hereto agree that any judgment and/or order from any such New York court can be enforced in any court having jurisdiction thereof. The Company hereby irrevocably designates, appoints and empowers Cogency Global Inc. (the “Process Agent”), at 122 East 42nd Street, 18th Floor, New York, New York 10168, United States, as its authorized agent to receive and accept for and on its behalf, and on behalf of its properties, assets and revenues, service by mail of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought against the Company in any federal or state court as described in the preceding sentence or in the next paragraph of this Section 7.6. If for any reason the Process Agent shall cease to be available to act as such, the Company agrees to designate a new agent in the City of New York on the terms and for the purposes of this Section 7.6 reasonably satisfactory to the Depositary. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Process Agent (whether or not the appointment of such Process Agent shall for any reason prove to be ineffective or such Process Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 7.5 hereof. The Company agrees that the failure of the Process Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.”
ARTICLE III.

MISCELLANEOUS
SECTION 3.1  This Amendment is supplemental to the Deposit Agreement and shall be read and construed as one instrument together with the Deposit Agreement. Except as amended by this Amendment, the Deposit Agreement shall continue in full force and effect.
SECTION 3.2  This Amendment may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Amendment shall not be effective until each of the parties has executed at least one counterpart.
SECTION 3.3  This Amendment shall be interpreted in accordance with, and all rights hereunder and the provisions hereof shall be governed by, the laws of the State of New York without reference to the principles of choice of law thereof. Any dispute and any non-contractual obligations arising out of or in connection with this Amendment shall be referred to and finally settled in accordance with the provisions of Section 7.6 of the Deposit Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, WANDA SPORTS GROUP COMPANY LIMITED and DEUTSCHE BANK TRUST COMPANY AMERICAS have duly executed this Deposit Agreement as of the day and year first above set forth and all Holders and Beneficial Owners shall become parties hereto upon acceptance by them of American Depositary Shares evidenced by Receipts issued in accordance with the terms hereof.
WANDA SPORTS GROUP COMPANY LIMITED

By:	/s/ Hengming Yang
Name: Hengming Yang
Title: Chief Executive Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Kelvyn Correa
Name: Kelvyn Correa
Title: Director

By:	/s/ Michael P. Tompkins
Name: Michael P. Tompkins
Title: Director